Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GUARDANT HEALTH, INC.
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
Guardant Health, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
FIRST: That the name of this corporation is Guardant Health, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on December 9, 2011 under the name Guardant Health, Inc.
SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:
ARTICLE I
The name of this corporation is Guardant Health, Inc. (this “Corporation”).
ARTICLE II
The address of the registered office of this corporation in the State of Delaware is 3500 South DuPont Highway, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is Incorporating Services, Ltd.
ARTICLE III
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
ARTICLE IV
A.    Authorization of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this Corporation is authorized to issue is 191,957,860. The total number of shares of common stock authorized to be issued is 111,853,396, par value $0.00001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 80,104,464, par value $0.00001 per share (the “Preferred Stock”), 9,935,864 of which shares are designated as “Series A Preferred Stock,” 10,320,952 of which are designated as “Series B Preferred Stock,” 8,873,996 of which are designated as “Series C Preferred Stock,” 11,222,041 of which are designated as “Series D Preferred Stock,” and 39,751,611 of which are designated as “Series E Preferred Stock.”
B.    Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).
1.    Dividend Provisions.
(a)    The holders of shares of Preferred Stock, on a pari passu basis, shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by this Corporation’s Board of Directors (the “Board”), Such dividends shall not be cumulative. The dividend preference that such holders shall be entitled to receive under this Section 1 may be waived upon the affirmative vote or written consent of the holders of a majority of the shares of the Preferred Stock then outstanding voting together as a single class (the “Requisite Holders”) and a majority of the Board, including the affirmative vote of a majority of the Preferred Directors (as defined below). For purposes of this subsection 1(a), “Dividend Rate” shall mean $0.0557 per annum for each share of Series A Preferred Stock, $0.189315 per annum for each share of Series B Preferred Stock, $0.37863 per annum for each share of Series C Preferred Stock, $0.448602 per annum for each share of Series D Preferred Stock and 6% of the Original Issue Price per annum for each share of Series E Preferred Stock (in each case, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like, or pursuant to subsection 4(k) of this Article (IV)(B)).
(b)    After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective Conversion Rate (as defined below).
(c)    So long as any shares of Preferred Stock are outstanding, this Corporation shall not pay or declare any dividend (whether in cash or property), or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock, until all dividends as set forth in Section 1(a) above on the Preferred Stock shall have been paid or declared and set apart, except for:
(i)    acquisitions of Common Stock by this Corporation pursuant to agreements that permit this Corporation to repurchase such stock at no more than cost upon termination of services to this Corporation;
(ii)    acquisitions of Common Stock in exercise of this Corporation’s right of first refusal to repurchase such shares; or
(iii)    distributions to holders of Common Stock in accordance with Section 2.
(d)    The provision of Section 1(c) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 4(d)(iii) hereof are applicable, or any repurchase of any outstanding securities of this Corporation that is approved by the Board (including a majority of the Preferred Directors (as defined below)).
(e)    A distribution to this Corporation’s stockholders may be made pursuant to Article XIII.
2.    Liquidation Preference.
(a)    In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series E Preferred Stock shall be entitled to receive out of the proceeds or assets of this Corporation available for distribution to its stockholders (the “Proceeds”), prior and in preference to any distribution of the Proceeds of such Liquidation Event to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock (collectively, the “Junior Preferred Stock”) and Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the Original Issue Price (as defined below) for the Series E Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of Series E Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a).
(b)    In the event of any Liquidation Event, either voluntary or involuntary, and upon completion of the distribution of the Proceeds required by subsection (a) of this Section 2, the holders of each series of Junior Preferred Stock, on a pari passu basis, shall be entitled to receive, prior and in preference to any distribution of the Proceeds of such Liquidation Event to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price for such series of Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Junior Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Junior Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (b). For purposes of this Amended and Restated Certificate of Incorporation, “Original Issue Price” shall mean $0.92810 per share for each share of the Series A Preferred Stock, $3.15525 per share for each share of the Series B Preferred Stock, $6.3105 per share for each share of the Series C Preferred Stock, $7.4767 per share for each share of the Series D Preferred Stock and $8.3936 per share for each share of the Series E Preferred Stock (in each case, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock, or pursuant to subsection 4(k) of this Article (IV)(B)).
(c)    Upon completion of the distributions required by subsection (a) and subsection (b) of this Section 2, all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.
(d)    Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.
(e)    (i)    For purposes of this Section 2, a “Liquidation Event” shall include (A) the closing of the sale, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of this Corporation’s assets or intellectual property, other than any sale, transfer, exclusive license or other disposition of the Corporation’s assets or intellectual property to an entity for use to facilitate a joint venture with SoftBank Group Capital Limited or any of its affiliates (together with such affiliates, “SoftBank”) where each of SoftBank and this Corporation each hold, at the time of such sale, transfer, exclusive license or other disposition, 50% of the voting power of such entity (a “Permitted JV”), (B) the consummation of the merger or consolidation of this Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this Corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this Corporation or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this Corporation’s securities), of this Corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this Corporation (or the surviving or acquiring entity); provided that a Liquidation Event shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by this Corporation or any successor or indebtedness of this Corporation is cancelled or converted or a combination thereof or (D) a liquidation, dissolution or winding up of this Corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this Corporation’s securities immediately prior to such transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the Requisite Holders and of a majority of the Board, including a majority of the Preferred Directors.
(ii)    In any Liquidation Event, if Proceeds received by this Corporation or its stockholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:
(A)    Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:
(1)    If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;
(2)    If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and
(3)    If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board (including a majority of the Preferred Directors).

(B)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board (including a majority of the Preferred Directors).
(C)    The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the stockholders under the General Corporation Law and Section 6 of this Article IV(B), be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Event.
(iii)    In the event the requirements of this Section 2 are not complied with, this Corporation shall forthwith either:
(A)    cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or
(B)    cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) hereof.
(iii)    This Corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the vote or written consent of the Requisite Holders.
(f)    Allocation of Escrow and Contingent Consideration. In the event of a Liquidation Event, if any portion of the Proceeds is placed into escrow and/or is payable to the stockholders of this Corporation subject to contingencies, notwithstanding the operation of this Section 2 the definitive agreements with respect to such transaction shall provide that (i) the portion of such Proceeds that is not placed in escrow and/or subject to contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of this Corporation in accordance with subsections 2(a) through 2(d) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event, and (ii) any additional consideration which becomes payable to the stockholders of this Corporation upon release from escrow or satisfaction of contingencies shall be allocated in the same manner among the holders of capital stock of this Corporation in accordance with subsections 2(a) through 2(d) after taking into account the previous payment of the Initial Consideration.
3.    Redemption. The Preferred Stock is not redeemable at the option of the holder thereof.

4.    Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
(a)    Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof and without additional consideration, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Conversion Price” per share for each series of Preferred Stock shall be the Original Issue Price (including, as the same may be adjusted pursuant to subsection 4(k) of this Article IV(B)) applicable to such series; provided, however, that (i) the initial Conversion Price for the Series D Preferred Stock shall be $7.2547 and (ii) the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).
(b)    Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) the closing of this Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, that would result in at least $250,000,000 in gross proceeds to this Corporation (excluding the conversion of any then outstanding indebtedness incurred in connection with such public offering) (a “Qualified Public Offering”) or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the Requisite Holders. Notwithstanding the foregoing, the consent or vote of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock, with respect to the Series A Preferred Stock, the consent or vote of the holders of at least a majority of the outstanding shares of the Series B Preferred Stock, with respect to the Series B Preferred Stock, the consent or vote of the holders of at least 60% of the outstanding shares of the Series C Preferred Stock, with respect to the Series C Preferred Stock, the consent or vote of the holders of a majority of the outstanding shares of the Series D Preferred Stock, with respect to the Series D Preferred Stock and the consent or vote of the holders of a majority of the outstanding shares of the Series E Preferred Stock, with respect to the Series E Preferred Stock in each case, shall be required to effect any automatic conversion of the outstanding shares of such series of Preferred Stock pursuant to clause (ii) of this subsection 4(b).
(c)    Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred Stock and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with Automatic Conversion provisions of subsection 4(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.
(d)    Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The applicable Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:
(i)    (A)    If this Corporation shall issue, on or after the date upon which this Amended and Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-thousandth of a cent) determined by multiplying such applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at such applicable Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 4(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable. In the event that this Corporation issues or sells, or is deemed to have issued or sold, shares of Additional Stock that results in an adjustment to an applicable Conversion Price pursuant to the provisions of this Section 4(d) (the “First Dilutive Issuance”), and this Corporation then issues or sells, or is deemed to have issued or sold, shares of Additional Stock in a subsequent issuance other than the First Dilutive Issuance that would result in further adjustment to an applicable Conversion Price (a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the applicable Conversion Price for each series of Preferred Stock shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.
(B)    No adjustment of the applicable Conversion Price for the Preferred Stock shall be made in an amount less than one-tenth of one cent per share. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such applicable Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the applicable Conversion Price above the Conversion Price in effect immediately prior to such adjustment.
(C)    In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.
(D)    In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board irrespective of any accounting treatment.
(E)    In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:
(1)    The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.
(2)    The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).
(3)    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the applicable Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.
(4)    Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common

Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.
(5)    The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).
(F)    Special Adjustment to Series E Conversion Price. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary (including, without limitation, Section 4(d)(i)(A) and Section 4(d)(i)(E) above), in the event that this Corporation shall issue, on or after the filing date, Equity Incentives (as defined below) in excess of the Stock Plan Limit (as defined below) (each such issuance, an “Excess Incentive Issuance”), the Conversion Price for the Series E Preferred Stock in effect immediately prior to such issuance shall be adjusted to a price (calculated to the nearest one-thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall equal (i) the number of shares of Common Stock Outstanding as of immediately following the completion of the Gross-Up (as defined below), minus (ii) the number of shares of Series E Preferred Stock outstanding as of immediately following the completion of the Gross-Up, plus (iii) the Stock Plan Limit (as defined below); and the denominator of which shall equal (w) the number of shares of Common Stock Outstanding as of immediately following the completion of the Gross-Up, minus (x) the number of shares Series E Preferred Stock outstanding as of as of immediately following the completion of the Gross-Up, plus (y) the Stock Plan Limit, plus (z) the number of shares comprising such Excess Incentive Issuance (a “Special Series E Adjustment”). In the event of a Special Series E Adjustment, the Conversion Price of the Series E Preferred Stock shall not be separately adjusted pursuant to Section 4(d)(i)(A) as a result of such issuance.
(ii)    “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this Corporation on or after the Filing Date other than ((A) through (K) below, the “Carve Out Stock”):
(A)    Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof;
(B)    Up to 8,225,000 shares (the “Stock Plan Limit”) of Common Stock issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board (including a majority of the Preferred Directors) (“Equity Incentives”); provided, however, that (i) the numerical limit comprising the Stock Plan Limit shall be effective only with respect to the Series E Preferred Stock and (ii) upon the earlier of (x) the Company’s next bona fide sale of a new series of Preferred Stock that is first created after the date of filing of this Amended and Restated Certificate of Incorporation or (y) January 1, 2020, the Stock Plan Limit shall terminate and the remainder of this subsection 4(d)(ii)(B) shall remain in full force and effect thereafter with respect to all series of Preferred Stock;
(C)    Common Stock issued pursuant to a Qualified Public Offering;
(D)    Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(E)    Common Stock issued in connection with a bona fide business acquisition by this Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, approved by the Board (including a majority of the Preferred Directors);
(F)    Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the applicable Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d);
(G)    Common Stock issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock;
(H)    Shares of Common Stock issued pursuant to any equipment leasing arrangement or debt financing arrangement, which arrangement is primarily for non-equity financing purposes and is approved by the Board, including a majority of the Preferred Directors;
(I)    Common Stock issued to persons or entities with which this Corporation has business relationships, provided such issuances are for non-equity financing purposes and is approved by the Board, including a majority of the Preferred Directors;
(J)    Common Stock issued or deemed issued pursuant to the terms of that certain Series E Preferred Stock Purchase Agreement (the “Purchase Agreement”), dated April 12, 2017 by and among this Corporation and the other parties thereto, as may be amended; or
(K)    Any other securities excluded from the definition of “Additional Stock” by the vote or written consent of a majority of the Board, including a majority of the Preferred Directors, and the Requisite Holders.
(iii)    In the event this Corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).
(e)    If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the applicable Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.
(f)    Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.
(g)    No Fractional Shares and Certificate as to Adjustments.
(i)    No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and this Corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.
(ii)    Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.
(h)    Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this Corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.
(i)    Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of

Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.
(j)    Waiver of Adjustment to Conversion Price. Any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock, Any such waiver shall bind all future holders of shares of such series of Preferred Stock, as applicable. Notwithstanding the foregoing, or anything herein to the contrary, any downward adjustment of the Conversion Price of the Series C Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, only by the consent or vote of the holders of at least 60% of the outstanding shares of the Series C Preferred Stock (voting as a separate series, and on an as-converted basis).
(k)    Series E Preferred Stock Original Issue Price Adjustment.
(i)    Upon completion of the Gross-Up (as hereinafter defined), the Original Issue Price of the Series E Preferred Stock will be automatically adjusted to a price per share (calculated to the nearest one-thousandth of a cent) determined by multiplying the Series E Original Issue Price immediately prior to the completion of the Gross-Up by a fraction, the numerator of which shall be the number of outstanding shares of Series E Preferred Stock as of immediately prior to the completion of the Gross-Up and the denominator of which shall be the number of outstanding shares of Series E Preferred Stock as of immediately after the completion of the Gross-Up. For purposes of this subsection 4(k), “Gross-Up” means this Corporation’s issuance of additional shares of Series E Preferred Stock pursuant to Section 1.3 of the Purchase Agreement.
(ii)    Upon the adjustment to the Series E Original Purchase Price as set forth in subsection 4(k)(i) above, and in accordance with subsection 4(g)(i) of this Article IV(B), this Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each holder of Series E Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. This Corporation shall furnish or cause to be furnished to such holders of Series E Preferred Stock a stock certificate setting forth that number of shares of Series E Preferred Stock issued to such holders based on the Gross-Up.
5.    Voting Rights.
(a)    General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and except as provided by law or in subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).
(b)    Voting for the Election of Directors.
(i)    As long as at least 20% of the shares of Series B Preferred Stock originally issued remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of Series B Preferred Stock, voting separately as a series, shall be entitled to elect one (1) director of this Corporation at any election of directors (and to fill any vacancies with respect thereto) (the “Series B Director”).
(ii)    As long as at least 20% of the shares of Series A Preferred Stock originally issued remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of Series A Preferred Stock, voting separately as a series, shall be entitled to elect one (1) director of this Corporation at any election of directors (and to fill any vacancies with respect thereto) (the “Series A Director,” together with the Series B Director, the “Preferred Directors”).
(iii)    The holders of Common Stock, voting separately as a class, shall be entitled to elect three (3) directors of this Corporation at any election of directors (and to fill any vacancies with respect thereto) (each, a “Common Director”).
(iv)    The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this Corporation (each, a “Remaining Director”).
Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of this Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.
(c)    No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.
6.    Protective Provisions.
(a)    So long as at least 8,501,139 shares of Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this Corporation shall not (by amendment, merger, consolidation or otherwise) take any of the actions below, and any such act or transaction entered into without such consent or vote as specified herein shall be null and void ab initio, and of no force or effect without first obtaining the approval (by vote or written consent, as provided by law) of the Requisite Holders:
(i)    consummate a Liquidation Event;
(ii)    amend this Corporation’s Certificate of Incorporation or Bylaws;
(iii)    increase or decrease (other than by redemption or conversion) the total number of authorized shares of Common Stock or Preferred Stock or designated shares of any series of Preferred Stock;
(iv)    authorize or issue (or obligate itself to authorize or issue) any equity security (including any other security convertible into or exercisable or exchangeable for any such equity security) having a preference over, or being on a parity with, any series of Preferred Stock with respect to voting, dividends, liquidation, redemption, or conversion, other than the issuance of any authorized but unissued shares of Preferred Stock;
(v)    reclassify, alter or amend any existing security of this Corporation on parity with the Preferred Stock if such reclassification, alteration or amendment would render such other security senior to the Preferred Stock in any respect, or (ii) reclassify, alter or amend any existing security of this Corporation that is junior to the Preferred Stock if such reclassification, alteration or amendment would render such other security senior to or on parity with the Preferred Stock in any respect;
(vi)    redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase (A) of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, (B) of shares of Common Stock pursuant to a contractual right of first refusal or right of first refusal in the Bylaws of this Corporation or (C) of shares of Common Stock made pursuant to a tender offer consummated within 60 days after the Filing Date;
(vii)    change the authorized number of directors of this Corporation; or

(viii)    pay or declare any dividend on any shares of capital stock of this Corporation.
(b)    Series A Preferred Stock Protective Provisions. So long as at least 20% of the shares of Series A Preferred Stock originally issued remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this Corporation shall not (by amendment, merger, consolidation or otherwise) take any of the actions below, and any such act or transaction entered into without such consent or vote as specified herein shall be null and void ab initio, and of no force or effect without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting separately as a series:
(i)    alter or change the terms of the shares of Series A Preferred Stock so as to affect materially and adversely such Series A Preferred Stock in a manner differently than the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock; or
(ii)    increase the total number of authorized shares of Series A Preferred Stock,
(c)    Series B Preferred Stock Protective Provisions. So long as at least 20% of the shares of Series B Preferred Stock originally issued remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this Corporation shall not (by amendment, merger, consolidation or otherwise) take any of the actions below, and any such act or transaction entered into without such consent or vote as specified herein shall be null and void ab initio, and of no force or effect without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting separately as a series:
(i)    alter or change the terms of the shares of Series B Preferred Stock so as to affect materially and adversely such Series B Preferred Stock in a manner differently than the Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock; or
(ii)    authorize or issue (or obligate itself to authorize or issue) any other equity security (including any security convertible into or exercisable or exchangeable for any such equity security), having a preference or seniority over the Series B Preferred.
(d)    Series C Preferred Stock Protective Provisions. So long as at least 20% of the shares of Series C Preferred Stock originally issued remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this Corporation shall not (by amendment, merger, consolidation or otherwise) take any of the actions below, and any such act or transaction entered into without such consent or vote as specified herein shall be null and void ab initio, and of no force or effect without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 60% of the then outstanding shares of Series C Preferred Stock, voting separately as a series:
(i)    alter or change the terms of the shares of Series C Preferred Stock so as to affect materially and adversely such Series C Preferred Stock in a manner differently than the Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock or Series E Preferred Stock; or
(ii)    increase the total number of authorized shares of Series C Preferred Stock.

(e)    Series D Preferred Stock Protective Provisions. So long as at least 20% of the shares of Series D Preferred Stock originally issued remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this Corporation shall not (by amendment, merger, consolidation or otherwise) take any of the actions below, and any such act or transaction entered into without such consent or vote as specified herein shall be null and void ab initio, and of no force or effect without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series D Preferred Stock, voting separately as a series:
(i)    alter or change the terms of the shares of Series D Preferred Stock so as to affect materially and adversely such Series D Preferred Stock in a manner differently than the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series E Preferred Stock; or
(ii)    increase the total number of authorized shares of Series D Preferred Stock.
(f)    Series E Preferred Stock Protective Provisions. So long as at least 3,820,768 shares of Series E Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this Corporation shall not (by amendment, merger, consolidation or otherwise) take any of the actions below, and any such act or transaction entered into without such consent or vote as specified herein shall be null and void ab initio, and of no force or effect without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series E Preferred Stock, voting separately as a series, and for so long as the holders of Series A Preferred Stock and Series B Preferred Stock are entitled to elect the Preferred Directors pursuant to subsection 5(b), at least one Preferred Director:
(i)    consummate a Liquidation Event or effect any other merger or consolidation in which the aggregate gross proceeds payable to the holders of each share of Series E Preferred Stock are less than:
(A)    three (3) times the Original Issue Price of the Series E Preferred Stock (the “Series E Original Issue Price”), as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like or pursuant to subsection 4(k) of this Article (IV)(B), if the consummation of the Liquidation Event occurs in the period between the date the first share of Series E Preferred Stock is issued by this Corporation (the “Series E Initial Issuance Date”) and the third (3rd) anniversary of the Series E Initial Issuance Date;
(B)    four (4) times the Series E Original Issue Price, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like or pursuant to subsection 4(k) of this Article (IV)(B), if the consummation of the Liquidation Event occurs in the period between the third (3rd) and fourth (4th) anniversaries of the Series E Initial Issuance Date; or
(C)    five (5) times the Series E Original Issue Price, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like or pursuant to subsection 4(k) of this Article (IV)(B), if the consummation of the Liquidation Event occurs after the fourth (4th) anniversary of the Series E Initial Issuance Date;
(ii)    amend, alter or repeal this Corporation’s Certificate of Incorporation or Bylaws;

(iii)    increase or decrease (other than by redemption or conversion) the total number of authorized shares of Common Stock or any series of Preferred Stock or designated shares of any series of Preferred Stock;
(iv)    authorize or issue (or obligate itself to authorize or issue) any equity security (including any other security convertible into or exercisable or exchangeable for any such equity security) having a preference over, or being on a parity with, the Series E Preferred Stock with respect to dividends, liquidation or redemption;
(v)    redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock (i) from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, (ii) pursuant to a contractual right of first refusal or right of first refusal in the Bylaws of this Corporation or (iii) made pursuant to a tender offer consummated within 60 days after the Filing Date;
(vi)    change the authorized number of directors of this Corporation;
(vii)    pay or declare any dividend on any shares of capital stock of this Corporation;
(viii)    create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by this Corporation, other than a Permitted JV, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of this Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;
(ix)    incur any indebtedness for borrowed money (i) outside the ordinary course of business, or (ii) which requires a pledge of this Corporation’s intellectual property;
(x)    sell, assign, license, pledge or encumber material technology or intellectual property of this Corporation, other than licenses granted in the ordinary course of business;
(xi)    enter into any corporate strategic relationship requiring the payment, contribution or assignment by this Corporation or to this Corporation of assets greater than $1,000,000 unless accounted for in this Corporation’s annual operating budget as approved by the Board;
(xii)    dispose of any of this Corporation’s ownership interest in the Permitted JV; or
(xiii)    increase or decrease the compensation of any executive officer of this Corporation, including approval of any option grant and any other action requiring the consent of the compensation committee, such approval by the holders of the then outstanding shares of Series E Preferred Stock and Preferred Director not to be unreasonably withheld.

7.    Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this Corporation, The Amended and Restated Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock,
8.    Notices. Any notice required by the provisions of this Article IV(B) to be given to the holders of shares of Preferred Stock shall be deemed given (i) if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this Corporation, (ii) if such notice is provided by electronic transmission in a manner permitted by Section 232 of the General Corporation Law, or (iii) if such notice is provided in another manner then permitted by the General Corporation Law.
C.    Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).
1.    Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of this Corporation legally available therefor, any dividends as may be declared from time to time by the Board.
2.    Liquidation Rights. Upon the liquidation, dissolution or winding up of this Corporation, the assets of this Corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.
3.    Redemption. The Common Stock is not redeemable at the option of the holder.
4.    Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
ARTICLE V
Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this Corporation.
ARTICLE VI
The number of directors of this Corporation shall be determined in the manner set forth in the Bylaws of this Corporation.
ARTICLE VII
Elections of directors need not be by written ballot unless the Bylaws of this Corporation shall so provide.

ARTICLE VIII
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this Corporation may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of this Corporation.
ARTICLE IX
A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.
Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of this Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.
ARTICLE X
This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE XI
To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this Corporation (and any other persons to which General Corporation Law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.
Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE XII
This Corporation renounces any interest or expectancy of this Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this Corporation who is not an employee of this Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of this Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this Corporation.
ARTICLE XIII
For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Amended and Restated Certificate of Incorporation from employees, officers, directors or consultants of this Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board (in addition to any other consent required under this Amended and Restated Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero.
*     *     *
THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.
FOURTH: That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 9th day of May, 2017.

By:	/s/ Helmy Eltoukhy
Name:	Helmy Eltoukhy
Title:	Chief Executive Officer

[SIGNATURE PAGE TO GUARDANT HEALTH, INC. AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]